Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Emerson Electric Co.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated November 20, 2017, on the effectiveness of internal control over financial reporting as of September 30, 2017, contains an explanatory paragraph that states “the valves & controls business was acquired on April 28, 2017 and management has excluded this business from its assessment of internal control over financial reporting as of September 30, 2017. Valves & controls’ total assets and revenues excluded from the assessment represented approximately 20 percent and 4 percent, respectively, of the Company’s related consolidated financial statement amounts as of and for the year ended September 30, 2017.” KPMG LLP’s audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the acquired business.

/s/ KPMG LLP

St. Louis, Missouri

November 20, 2017